Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2013
Financial Results

BEDFORD, MASS. – October 28, 2013 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its third quarter ended September 30, 2013.

Revenue for the third quarter of 2013 was $4.5 million, a decrease of 15% compared to $5.3 million in the same quarter last year. The net loss for the third quarter of 2013 was $1.2 million, or $0.05 per diluted share, which compares to net income of $10.3 million, or $0.46 per diluted share, for the same period a year ago. Net income in the third quarter of 2012 included a gain on the sale of patent assets of $15.2 million.  Operating income before patent related income in the third quarter of 2013 was a loss of $2.2 million compared to income of $1.4 million in the third quarter of 2012.

For the nine months ended September 30, 2013, revenue increased 5% to $14.9 million, compared to $14.2 million in the same period a year ago.  Net income for the nine months ended September 30, 2013 was $1.0 million, or $0.04 per diluted share. These results compared to net income of $66.3 million, or $3.03 per diluted share, for the same period a year ago. Year-to-date net income in 2012 included an $86.4 million gain on the sale of patent assets.  Operating income before patent related income for the first nine months of 2013 was $134,000 compared to $2.6 million for the same period a year ago.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2013 Financial Results	Page 2

Financial results for the three and nine month periods ended September 30, 2013 were materially affected by the Company’s decision to shut down its DSL service assurance business.  This decision limited our ability to record revenue from our DSL service assurance business in the quarter.  We also incurred $2.8 million of costs to shutdown the business. Notwithstanding the impact on the quarter and year-to-date periods, we believe this action was necessary in light of the lack of historical profitability and the future outlook for this business.

Our biometrics business was and is unaffected by this decision and continues to perform well. We encourage you to read our third quarter Form 10-Q for more details on the financial performance of our company.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “While shutting down the DSL service assurance business was not an easy decision, we believe this action was in the best interests of the Company and its shareholders.  We are excited to move forward focused on growing our profitable biometrics business.”

About Aware
Aware is a leading software and technology supplier for the biometrics and healthcare industries. Aware’s biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones.

Aware, Inc. Reports Third Quarter 2013 Financial Results	Page 3

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2013 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Software licenses	$2,334	$3,387	$7,704	$8,070
Software maintenance	1,023	661	3,187	2,471
Services	943	724	2,179	2,100
Hardware sales	-	-	1,129	-
Royalties	170	484	737	1,599
Total revenue	4,470	5,256	14,936	14,240

Costs and expenses:
Cost of hardware sales	-	-	813	-
Cost of services	494	421	1,075	1,138
Research and development	1,452	1,466	4,504	4,431
Selling and marketing	931	1,069	2,998	3,143
General and administrative	922	854	2,580	2,915
Exit costs	2,832	-	2,832	-
Total costs and expenses	6,631	3,810	14,802	11,627

Operating income (loss) before patent related income	(2,161)	1,446	134	2,613
Gain on sale of patent assets	-	15,167	-	86,394
Income from patent arrangement	-	-	780	-
Operating income (loss) after patent related income	(2,161)	16,613	914	89,007
Other income	27	-	27	85
Interest income	80	45	239	137
Income (loss) from continuing operations before income taxes	(2,054)	16,658	1,180	89,229
Provision for (benefit from) income taxes	(901)	6,578	169	23,248
Income (loss) from continuing operations	(1,153)	10,080	1,011	65,981
Income from discontinued operations, net of income taxes	-	217	-	360

Net income (loss)	$(1,153)	$10,297	$1,011	$66,341

Basic net income (loss) per share:
Basic net income (loss) per share from continuing operations	$(0.05)	$0.45	$0.04	$3.05
Basic net income per share from discontinued operations	0.00	0.01	0.00	0.02
Basic net income (loss) per share	$(0.05)	$0.46	$0.04	$3.07

Diluted net income (loss) per share:
Diluted net income (loss) per share from continuing operations	$(0.05)	$0.45	$0.04	$3.01
Diluted net income per share from discontinued operations	0.00	0.01	0.00	0.02
Diluted net income (loss) per share	$(0.05)	$0.46	$0.04	$3.03

Weighted-average shares – basic	22,571	22,339	22,533	21,609
Weighted-average shares - diluted	22,571	22,501	22,623	21,888

Comprehensive income (loss):
Net income (loss)	$(1,153)	$10,297	$1,011	$66,341
Other comprehensive income:
Unrealized gains (losses) on available for sale securities	(26)	(4)	(6)	16
Comprehensive income (loss)	$(1,179)	$10,293	$1,005	$66,357

Aware, Inc. Reports Third Quarter 2013 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2013	December 31, 2012

ASSETS
Cash and investments	$78,380	$73,084
Accounts receivable, net	2,754	4,578
Property and equipment, net	5,644	5,904
Deferred tax assets	1,575	1,760
Other assets, net	1,294	528

Total assets	$89,647	$85,854

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$6,350	$3,639
Long-term deferred revenue	40	319
Total stockholders’ equity	83,257	81,896

Total liabilities and stockholders’ equity	$89,647	$85,854

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com